                                                                      Exhibit 99


                                  RISK FACTORS

     You should carefully consider the following discussion of various risks and uncertainties, keeping in mind that they are not the only ones that affect us. Additional risks which we do not presently consider material, or of which we are not currently aware, may also have an adverse impact on us.

     Among other things, this exhibit contains forward-looking statements that are based on certain assumptions about future risks and uncertainties. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include the ones discussed below, as well as those discussed elsewhere in this exhibit and in our filings with the Securities and Exchange Commission.

Common Stock Price Fluctuations

     Learning Tree's common stock price has fluctuated significantly since our initial public offering and may continue to do so in the future.

     General Factors.  We believe some of the reasons for past fluctuations in
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the price of our stock have included:

     .    announcements of developments related to our business;
     . announcements concerning new products or enhancements by Learning Tree or our competitors;
     .    developments in our relationships with our customers;
     . market perceptions of new means of delivering training, such as CD-ROMs or the Internet;
     . variations in Learning Tree's revenues, gross margins, earnings or other financial results from investors' expectations;
     . fluctuations in results of our operations and general conditions in the economy, our market, and the markets served by our customers; and
     . the market reaction to the "Y2K" problem, including delays in introducing new technologies by both our customers and technology vendors.

     In addition, prices in the stock market, particularly for technology-related stocks, have been volatile in recent years. In many cases, the fluctuations have been unrelated to the operating performance of the affected companies. As a result, the price of our common stock could fluctuate in the future without regard to our operating performance.

     Future Sales of Learning Tree Common Stock.  Sales of Learning Tree's
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common stock by our officers, directors and employees, especially our founders, could adversely and unpredictably affect the price of our shares. Additionally, the price could be affected even by the potential for sales by these persons. In addition to the approximately 18,939,924 shares outstanding as of December 10, 2001, we have registered a total of 2,898,383 shares of common stock for issuance under our Stock Option Plans. We cannot predict the effect which any future sales of our common stock, or the potential for those sales, will have on our share price.

Fluctuations in Operating Results

     Historically, Learning Tree's operating results have fluctuated, and we expect fluctuations to continue in the future.

     The fluctuations in our past results have resulted from many factors, some of which are beyond our control. In the future, these or other factors could have a material adverse impact on Learning Tree's operating results and cause our stock price to decrease. For example:

     Timing of Course Development, and Sales and Marketing Expenditures.  We try
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to adjust our expenditures for course development and sales and marketing to maintain our long-term profitability. This may mean accepting reduced margins in poor economic periods, as we seek to use our resources to build market share. However, we must commit to much of our spending before our attendees enroll in our courses. If revenues fall short of our expectations, we may not be able to adjust our expenditures quickly enough to compensate for lower than anticipated revenues. This could compound the impact of any revenue shortfall and further affect our operating results and the price of our stock.

     Course Scheduling and Marketing Activities.  The timing and content of our
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courses and our marketing activities can affect the number of participants who attend our courses. Some of the activities that can contribute to fluctuations in our operating results include:

     .    the frequency and availability of our course events;
     .    the number of weeks in a quarter during which courses can be conducted;
     . the timing, timely delivery, frequency and size of, and the response to, our direct mail marketing and advertising campaigns;
     .    the timing of introduction of new course titles; and
     . the mix between course events held at customer-sites and course events held in our education centers and hotels.

     Seasonal Factors.  Our quarterly revenues and income typically reflect
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seasonal patterns. Generally, our revenue and operating income are greater in the second half of our fiscal year (April through September) than in the first half (October through March). This is due in large part to the seasonal spending patterns of our customers, which are affected by factors such as:

     .    their budgetary considerations;
     .    factors specific to their business or industry; and
     .    weather, holiday and vacation considerations.

     We cannot predict whether these seasonal factors or their effects will change in the future.

     Use of Accounting Estimates.  The preparation of our financial statements
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in conformity with "Generally Accepted Accounting Principles" requires us to make estimates and assumptions in calculating our financial results. For example, we currently offer our customers a multiple course sales discount referred to as a "Training Passport." After purchasing a Passport, a customer may attend up to a specified number of courses over a one-year period for a fixed price. For a Training Passport, we recognize revenue for each attendance in one of our courses based upon the selling price of the Training Passport, the list price of the course taken and our estimate of the average number of courses a Passport holder will actually attend. When a Passport expires, we record any difference between the revenue previously recognized and the Passport selling price. For example, if a Passport holder attends more courses than we had estimated, we make a negative adjustment to revenues. We base our estimate of the average number of course events that a Passport holder will attend on historical trends that may change in the future. If average passport attendance rates were to increase, we would have to make negative adjustments to our revenue, which could be significant.

     Introductions and Adoption of New Technology.  Our customers tend to
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increase their training at times when new technology is being introduced.
During periods when no important new technologies are being introduced, demand for our training courses may decrease, and it could have a material adverse effect on our operating results and stock price. For example, during 1998 and 1999 many of our customers deferred new technology installations and training of professionals because of concerns over the potential "Y2K" issue.

     Other Factors.  Other factors that may affect our operating results
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include:

     .    competitive forces within our current and anticipated future markets;
     .    our ability to attract customers and meet their expectations;
     .    currency fluctuations and other risks of international operations;
     .    general economic conditions;
     . differences in the timing of our spending on development and marketing of courses and receiving revenues from our customers; and
     .    acts of war or terrorism.

     All or any of these and similar factors could result in our operating results differing substantially from the expectations of public market analysts and investors, which would likely have a material adverse impact on our stock price.

Risks Associated with Technology Changes

     If we do not adequately anticipate or respond to changes in technology, it could have a material adverse effect on our operating results and stock price.

     Changes in technology can affect our business in at least two principal ways. First, we must anticipate and keep pace with the introduction of new hardware, software and networking technologies and develop courses that effectively train customers in the technologies which they will be using. Second, we must adapt to changes in the technologies by which we can deliver training to our customers' employees. As a result of technology developments, we may have to make substantial and unanticipated expenditures to develop new course titles, or buy new equipment or invest in further course development software and processes to deliver them. Further, we may not adequately anticipate or respond successfully to technological changes for many reasons, including misjudging the impact of technological changes, as well as financial, technological or other constraints. If we do not adequately anticipate or respond to changes in computer platforms, customer preferences or software technology, it would likely have a material adverse impact on our operating results and stock price.

Risks Associated with the Introduction of Distance Learning

      If we are unsuccessful in developing and implementing a distance learning strategy, it could have a material adverse effect on our operating results and stock price.

     Although the worldwide market for IT education and training is now dominated by instructor-led classroom training, the use of technology-based training, such as Internet-based distance learning, appears to have gained some acceptance in the IT training market. Many customers and training providers are exploring distance learning methodologies using the Internet ("e-learning"). However, in some recently published reports, the percentage of training done by the Internet-based distance learning has declined while the percentage of instructor-led training has increased. The market for e-learning for IT professionals is highly fragmented, and we do not know of any established industry model for growth and profitability. A number of e-learning providers offer text or computer based training content over the Internet at low cost or even for free. In contrast, our commitment and investment in the quality and effectiveness of our training programs means that we would likely market any Learning Tree e-learning at a significantly higher price. In order for such a distance learning program to be successful we would need to attract enough customers who would be willing to pay that price.

     We are engaged in limited development and testing of a system for delivering our courses over the Internet. We continue to test the content and packaging of our e-learning pilot course in Windows 2000, Java, XML, and Computer Networking. In these tests, the completion rates for our 3-hour "e-courses" have been more than double the recently published industry average figures of e-learning course completion rates. Nonetheless, only a small fraction of our participants have completed enough e-courses to learn the content equivalent to one of our instructor-led classroom courses. In contrast, not only do virtually all our instructor-led course participants complete a full course, but many of the participants also complete three or more of our classroom courses in order to become proficient in a new technology. We therefore expect to continue to limit investment in e-learning, focusing attention on finding ways to use its e-learning assets effectively to support instructor-led course services. If we cannot successfully implement our current or any other distance learning strategy, our operating results and stock price could be adversely affected.

     Accordingly, our future results of operations may depend upon, among other factors:

     . the extent to which the market accepts the Internet as a method of delivery for IT training;
     . our ability to develop or acquire Internet e-learning technologies and Internet enabled courses for delivery to customers; and

     . our ability to market and implement e-learning training and education that compete effectively against the technology-based training offered by our competitors.

Competition

     If our customers decide that they prefer training offered by new or existing competitors, it could have a material adverse effect on our operating results and stock price.

     The IT education and training market is highly fragmented, with low barriers to entry. No single competitor holds a dominant market share. We face intensifying competition from both established entities and new entries in the market. Our primary competitors include:

     . internal training departments within our current and potential corporate clients;
     . computer hardware and software vendors and their Authorized Training and Education Center partners;
     . independent education and training companies; and . software systems integrators.

     Some of our competitors offer similar course titles and programs at lower prices. In addition, some competitors have greater financial and other resources than Learning Tree. Recently, we have faced increased competition from companies that offer courses using materials prepared by computer hardware and software vendors. Some of these companies, known as Authorized Training and Education Centers, have been growing in size and expanding the scope of their operations. Additionally, hardware and software vendors, as well as software systems integrators, may combine IT education and training with sales of their products or other services, which could allow them to offer training at lower prices than we do.

     Although instructor-led classroom training continues to dominate the worldwide IT education and training market, technology-based IT education and training formats, such as Internet-based distance learning, are gaining some acceptance. Accordingly, our future results may also depend on the extent to which the market will continue to accept instructor-led IT training and on our ability to develop and market instructor-led courses that compete effectively against technology-based courses offered by our competitors.

Risks Associated with International Operations

     If we do not adequately anticipate and respond to the risks inherent in international operations, it could have a material adverse effect on our operating results and stock price.

     Significant portions of our revenues are generated by courses conducted outside the United States.

     Foreign Currency Fluctuations.  Our consolidated financial statements are
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prepared in U.S. dollars, while the operations of our foreign subsidiaries are conducted in their respective local currencies. Consequently, changes in exchange rates can unpredictably and adversely affect our consolidated operating results, and could result in exchange losses. We do not hedge against the risks associated with fluctuations in exchange rates. Although we may use hedging techniques in the future, we may not be able to eliminate or reduce the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

     Other Risks Associated with International Operations.  Additionally, our
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financial results may be adversely affected by other international risks, such as:

     .    difficulties in translating our courses into foreign languages;
     .    international political and economic conditions;
     .    changes in government regulation in various countries;
     .    trade barriers;
     . difficulty in staffing our foreign offices, and in training and retaining foreign instructors;
     .    adverse tax consequences; and
     .    costs associated with expansion into new territories.

     We expect that international revenues will continue to be a significant portion of our total revenues. If we do not anticipate and respond to the risks associated with international operations, it could have a material adverse effect on our operating results and stock price.

Dependence on Key Personnel

     If we are unable to recruit and retain qualified personnel, it could have a material adverse effect on our operating results and stock price.

     Our success depends in large part on the continued services of our executive officers, our senior managers and other key personnel. The loss of these people, especially without advance notice, could have a material adverse impact on our results of operations. It is also very important that we attract and retain highly skilled personnel, including course instructors, to accommodate growth, new course titles and to replace personnel who leave. Competition for qualified personnel can be intense, especially in information technology industries, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to recruit, train, and retain instructors and employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

Risks Associated with Intellectual Property

     If substantial unauthorized use of Learning Tree's courses occurs or if we must defend against infringement claims, it could have a material adverse effect on our operating results and stock price.

     Our success depends in part on our ability to protect our intellectual property and confidential information. Our course development process and course titles are proprietary and we rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect those proprietary rights. Our course materials generally do not include any mechanisms to prohibit or prevent unauthorized use. As a result, someone could copy or otherwise obtain and use our course materials without authorization, either for educational use or to develop competing courses. In addition, we operate in countries that do not provide protection of proprietary rights to the same extent as the United States. Finally, our intellectual property rights will not prevent competitors from independently developing similar course titles or delivery methods. If substantial unauthorized use of Learning Tree's products were to occur, our business and results of operations could be materially adversely impacted.

     We may also have to defend against claims that our current or future courses infringe on the proprietary rights of others. If such a claim succeeded, we might have to change or eliminate courses, and could be required to pay damages or royalties. In addition, litigation over intellectual property rights, whether brought by us or by someone else, could be time-consuming and expensive, even if we were ultimately to succeed. Accordingly, defending and prosecuting these claims could have a material adverse effect on our operating results and stock price.

Risks Associated with Laws and Regulations

     Laws and regulations can affect Learning Tree's operations and may limit our ability to operate in certain states.

     Providers of educational programs to the public must comply with many laws and regulations of federal, state and international governments. Generally, Learning Tree is exempt from that type of regulation because we contract with the employer of the participants in our courses, and we do not participate in any federal or state student aid or loan programs. However, state laws and regulations targeting educational providers could affect Learning Tree's operations and may limit our ability to obtain authorization to operate in certain states. If Learning Tree had to comply with, or was found in violation of, a state's current or future licensing or regulatory requirements, we could be subject to civil or criminal sanctions, including monetary penalties, we could also be barred from providing educational services in that state. In addition, laws and regulatory decisions in many areas other than education could also adversely affect our operations. Complying with current or future legal requirements could have a material adverse effect on our operating results and stock price.

Control by Management

     Senior management has significant influence over Learning Tree's policies and affairs and may be in a position to determine the outcome of corporate actions.

     Learning Tree's executive officers and directors collectively own approximately 44% of its outstanding shares of common stock. Dr. Collins, Learning Tree's Chairman and Chief Executive Officer, beneficially owns approximately 23% of Learning Tree's outstanding shares of common stock. Mr. Garen, our President, beneficially owns approximately 20% of Learning Tree's outstanding shares of common stock. Consequently, senior management, and Dr. Collins and Mr. Garen in particular, have significant influence over Learning Tree's policies and affairs and may be in a position to determine the outcome of corporate actions requiring stockholder approval. These may include, for example, the election of directors, the adoption of amendments to our corporate documents and the approval of mergers and sales of our assets.

Risks Associated with Possible Acquisitions and New Business Ventures

     If we cannot successfully implement any future acquisitions or new business ventures, it could have a material adverse effect on our operating results and stock price.

     On occasion we evaluate business opportunities that appear to fit within our overall business strategy. We could decide to pursue one or more of these opportunities by acquisition or internal development. Acquisitions and new business ventures involve many risks, including:

     . the difficulty of integrating acquired technologies, operations and personnel with our existing operations;
     .    the difficulty of developing and marketing new products and services;
     . the diversion of our management's attention as a result of evaluating, negotiating and integrating acquisitions or new business ventures;
     .    our exposure to unforeseen liabilities of acquired companies; and
     .    the loss of key employees of an acquired operation.

     In addition, an acquisition or new business venture could adversely impact cash flows and/or operating results, and dilute shareholder interests, for many reasons, including:

     . charges to our income to reflect the amortization of acquired intangible assets;
     . interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture; and
     . any issuance of securities in connection with an acquisition or new business venture which dilutes or lessens the rights of current Learning Tree common stockholders.

     We have had no significant experience in executing and implementing acquisitions. Although we have implemented new business ventures, those ventures have not always been successful, and we may not succeed in the future. The risks associated with acquisitions and new business ventures could have a material adverse impact on our operating results and stock price.

Risks Associated with Changing Economic Conditions

     General domestic and international economic conditions could have a material adverse effect on our operating results and stock price.

     Domestic and/or International Economic Downturns.  A significant part of
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our revenues comes from Fortune 1000-level companies, and their international equivalents, and government organizations. During weak economic conditions, our growth rate generally slows. If the domestic and/or international economy continues to weaken, the demand for our services may not increase as we planned or could even decline further. This could have a material adverse effect on our operating results and stock price.

     Industry-Specific Slowdowns.  Our customers generally operate in the
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computer, communications, electronics, systems integration, finance, aerospace, military, manufacturing and energy sectors. If one or more of these industries experiences a slowdown, it could have a material adverse effect on our operating results and stock price.

Anti-Takeover Provisions

     Certain provisions of Learning Tree's Restated Certificate of Incorporation, our Bylaws and Delaware law could adversely impact the interests of Learning Tree's stockholders.

     Certain provisions of Learning Tree's Restated Certificate of Incorporation, our Bylaws and Delaware law could, together or separately, discourage, delay or prevent a third party from acquiring Learning Tree, even if doing so might benefit our stockholders. These provisions may also affect the price investors would receive for their shares of Learning Tree's common stock. Some examples of these provisions in Learning Tree's Restated Certificate of Incorporation and Bylaws are:

     .    the division of our board of directors into three classes;
     . the right of our board of directors to issue preferred stock with rights and privileges which are senior to the common stock, without prior stockholder approval;
     . certain limitations of the rights of stockholders to call a special meeting of stockholders; and
     .    the prohibition of stockholder actions by written consent.

Natural Disasters, External Strikes, Acts of War or Terrorism and Other External Events

     Over the past 27 years, various natural disasters, external labor disruptions, acts of war or terrorism and other adverse external factors have impaired our ability to conduct our business, resulted in the loss of revenue or otherwise affected our operating results. When these or other external events occur in the future, they could have a material adverse effect on our operating results and stock price.

     Natural Disasters.  Natural disasters can affect our business.  For
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example, severe winter weather has at times prevented our course participants from traveling to our courses. In these situations, we try to transfer the course participants to later courses, but we may still lose some potential revenue. Similarly, both weather and floods have also disrupted the printing and transportation of the catalogs we use in our direct mail campaigns. The resulting delays in our mailings may reduce or delay the revenue we realize from courses listed in those catalogs.

     External Strikes.  We have had to react to postal, transportation and
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other strikes in the countries where we operate. Postal strikes delay or reduce the delivery of our direct mail marketing materials, which may result in reduced enrollments in upcoming course events. Transportation strikes can make it difficult for our course participants or our instructors to reach course facilities. Although we try to employ strategies to mitigate the impact of external strikes, these alternative means are rarely completely effective and generally increase our costs.

     Acts of War or Terrorism.  Acts of war or terrorism can adversely affect
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our business. For example, course participants may be reluctant to, or prevented from, traveling to our course facilities resulting in lower attendance rates; our direct mail marketing materials may be delayed or disrupted from reaching our customers; and suppliers and service providers may be unable to provide required services or materials. These impacts could happen after we have committed to all the costs of our course, so that we would be unable to adjust our cost structure to reflect the changes in revenues caused by these events.

     Other External Factors.  Other factors outside our control can affect our
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operations, including those related to our suppliers and service providers. For example, disruptions of telephone networks can prevent customers from enrolling in our courses; disruptions in transportation services can prevent customers from reaching our facilities, and power outages can prevent us from delivering courses. Similarly, if commodities (for example, the paper used in the printing of our catalogs) that we or our customers need become scarce or more expensive, our operations may be adversely affected.